----------                        UNITED STATES SECURITIES AND EXCHANGE COMMISSION                  --------------------------------
 FORM 5                                           Washington, D.C. 20549                                   OMB APPROVAL
----------                                                                                           -------------------------------
                                 ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                  OMB Number:........3235-0362
                                                                                                      Expires:.....December 31, 2001
                                                                                                      Estimated average burden
                                                                                                      hours per response         1.0
                                                                                                     -------------------------------
[_]  Check box if no longer subject
     to Section 16. Form 4 or Form 5    Filed Pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the
     obligations may continue.  See                                     Public Utility
     Instruction 1(b)                     Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactons Reported

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1. Name and Address of Reporting Person*          2. Issuer Name and Ticker or Trading Symbol    6. Relationship of Reporting
                                                                                                    Person(s) to Issuer (Check all
                                                                                                    applicable)

Calder                  Dale              E       Axeda Systems Inc (XEDA)                          x     Director   ____  10% Owner
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      (Last)               (First)       (Middle) 3. IRS Identification     4. Statement for        X     Officer    _____ Other
                                                                                                  ------ (give title       (Specify)
                                                     Number of Reporting       Month/Year                 below)           below)
                                                     Person, if an entity
                                                     (Voluntary)

c/o Axeda Systems Inc. 257 Great Valley Parkway                                   12/2001                       President
--------------------------------------------------                           -------------------------------------------------------
                       (Street)                                               5.  If Amendment,  7.  Individual or Joint/Group
                                                                                  Date of            Filing (check applicable line)
                                                                                  Original            x  Form filed by One
                                                                                  (Month/Year)       ---
                                                                                                         Reporting Person
                                                                                                     ___ Form by More than One
Malvern            PA                19355                                                               Reporting person
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  (City)                 (State)             (Zip)                Table I -- Non-Derivative Securities Acquired, Disposed of, or
                                                                  Beneficially Owned
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1. Title of Security                     2. Trans-      3. Transaction   4. Securities      5. Amount of   6. Owner-  7. Nature of
   (Instr. 3)                               action Date    Code             Acquired (A)      Securities      ship       indirect
                                            (Month/        (Instr. 8)       or Disposed       Beneficially    Form:      Beneficial
                                            Day/Year)                       of (D) (Instr.    Owned at End    Direct     Ownership
                                                                            3, 4 and 5)       of Issuer's     (D) or     (Instr. 4)
                                                                                              Fiscal Year     Indirect
                                                                                              (Instr. 3       (I)
                                                                                              and 4)          (Instr.
                                                                                                               4)
                                                                      ------------------------
                                                                      Amount  (A) or (D) Price
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Axeda Common Stock                            12/7/01            A    99,074       A      2.14      99,074        D
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

* If the form is filed by more than one reporting person, see instruction 4(b)
(v).
                     Potential Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
                                                                 SEC 2270 (3-99)

FORM 5 (continued)   Table II -- Derivative Securities Acquired, Disposed of, or
     Benefiically Owned (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of Derivative      2. Conversion or   3. Transaction  4. Trans-      5. Number of Derivative     6. Date Exercisable
   Security                    Exercise           Date            action         Securities Acquired         and Expiration
   (Instr. 3)                  Price of           (Month/         Code           (A) or Disposed of (D)      Date
                               Derivative         Day/Year)       (Instr. 8)     (Instr. 3, 4, and 5)        (Month/Day/Year)
                               Security
                                                                              ----------------------------------------------------
                                                                                  (A)      (D)            Date Exer-    Expira-
                                                                                                          cisable       tion Date
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
Options to Acquire Common
        Stock/1/                  0.01           12/7/01           A              300,000                   12/7/03      12/6/11
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Options to Acquire Common
        Stock/1/                  2.14           12/7/01           A              200,000                   12/7/03      12/6/11
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
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 7. Title and Amount of        8. Price of       9. Number           10. Owner-       11. Nature
    Underlying Securities         Derivative        of Deriv-            ship of          of
    (Instr. 3 and 4)              Security          ative                Deriv-           Indirect
                                  Instr. 5)         Secur-               ative            Bene-
                                                    ities                Security:        ficial
                                                    Bene-                Direct           Owner-
                                                    ficially             (D) or           ship
                   Amount                           Owned at             Indirect         (Instr. 4)
                   or                               End of               (I)
      Title        Number of                        Year                 (Instr. 4)
                   Shares                           (Instr. 4)
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
      Common      300,000           0.01                                    (D)              -
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      Common      200,000           2.14           500,000                  (D)              -
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

Explanation of Responses: /1/ These options vest as follows: 25% Vested immediately the remainder over 2 years (1/24 per month)


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

            _____________________________________            ____________
               **Signature of Reporting Person                   Date

          Potential Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          Page 2
                                                                 SEC 2270 (3-99)